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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

     The following is a list of the direct and indirect subsidiaries of PrivateBancorp, Inc. as of December 31, 2002:

                                                           Jurisdiction of
Subsidiary                                         Incorporation or Organization
-----------------------------------                -----------------------------

The Private Bank & Trust Company                               Illinois

Lodestar Investment Counsel, LLC                               Delaware
(a subsidiary of The Private Bank & Trust Company)

The PrivateBank                                                National

PrivateBancorp Capital Trust I                                 Delaware

Private Investment Limited Partnership I                       Illinois